Exhibit 99.5

Summary of significant differences between UK GAAP and US GAAP

The audited fiscal year ended March 31, 2010 financial statements of Femcare Group Ltd were prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which can differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”).

A review of the accounting practices and policies of Femcare Group Ltd revealed that there were no significant adjustments necessary to the statements of operations, the balance sheets and the cash flow statements as of and for the year ended March 31, 2010 that would be required if US GAAP were to be applied instead of UK GAAP, except for the treatment of the effect of amortizing identifiable intangible assets per U.S. Accounting Standard No. ASC 805 which resulted from the private equity purchase of Femcare in 2004.  Consistent with US GAAP, 100% of the Goodwill from the 2004 Femcare purchase was deemed to be identifiable intangible assets and was being amortized over a ten year period since 2004.

Applying U.S. Accounting Standard ASC 805,

(i)	Adjustment to FY 2010 Income Statement audited per UK GAAP

Net Income as shown in the FY 2010 financial statements (UK GAAP): (£3,922,245)

Description of item having the effect of increasing reported income:
The UK effective income tax rate of 28% times the amortization of identifiable intangible assets for the 2010 fiscal year period of £1,939,522, has the effect of reducing the reported loss by £543,066.

Net Income in FY2010 according to US GAAP:  (£3,379,179)

(ii)	Adjustment to March 31, 2010 Balance Sheet audited per UK GAAP

a)
Goodwill per US GAAP would have been booked related to the creation of a long term deferred tax liability (DTL) for the difference between a reduction in the reported income tax provision over the life of the amortized intangible assets (I/A) versus the fact that the amortization of I/A is not tax deductible.

b)	The balance of the DTL as of March 31, 2010 per US GAAP.
c)	Shareholder equity as of March 31, 2010.

		As Reported	As Adjusted
Assets		Per UK GAAP	Per US GAAP
Goodwill	(a)	- 0 -	£ 5,434,160	from creation of DTL
Total intangible assets		£ 7,758,094	£ 13,192,254

Long Term Liabilities
Deferred tax liability	(b)	- 0 -	£ 2,172,266	from amortization of I/A
Total deferred taxes		£ (184,004)	£ 1,988,270

Shareholders’ Equity
Retained earnings	(c)	£ (13,663,448)	£ (10,401,554)	From decrease in net loss
Total shareholders’ deficit		£ (13,379,543)	£ (10,117,649)